Rule 424(b)(2)
                                                Registration No. 333-60474


PRICING SUPPLEMENT NO. 5 dated December 28, 2001
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                        LEHMAN BROTHERS HOLDINGS INC.
                        Medium-Term Notes, Series G
                Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PSA0

Specified Currency:             US Dollars

Principal Amount:               US$ 17,647,059.00

                                Total                   Per Note

Issue Price:                    US$ 13,400,000.00       75.9333326%

Agent's Commission:             US$ 61,764.71           0.35%

Proceeds to Lehman Brothers
        Holdings:               US$ 13,338,235.29       75.5833326%

Agent:                          Lehman Brothers Inc.

[    ]  The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[ X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     December 28th 2001

Original Issue Date:            December 31st 2001

Stated Maturity Date:           December 28th 2006

Amortizing Note:                [    ] Yes      [ X ] No

Amortization Schedule:          Not Applicable



[ X ]   Fixed Rate Note         Interest Rate per Annum:        0.00 %

[    ]  Floating Rate Note      [    ]  CD Rate
                                [    ]  Commercial Paper Rate
                                [    ]  Federal Funds Rate
                                [    ]  LIBOR Telerate
                                [    ]  LIBOR Reuters
                                [    ]  Treasury Rate:
                                        Constant Maturity [  ] Yes   [  ] No
                                [    ]  Prime Rate
                                [    ]  J.J. Kenny Rate
                                [    ]  Eleventh District Cost of Funds Rate
                                [    ]  Other:

Initial Interest Rate:                  0.00%

Spread:                                 0 bp
-or-
Spread Multiplier:                      0 %

Maximum Interest Rate:                  0 %

Minimum Interest Rate:                  0 %

Index Maturity:                         Not Applicable

Interest Rate Determination Dates:      Not Applicable

Interest Reset Dates:                   Not Applicable

Interest Payment Dates:                 Not Applicable

"Accrue to Pay":                        [   ] Yes       [ X ] No

Interest Rate Calculation Agent:        Not Applicable

Optional Redemption:                    Not Applicable

Optional Repayment:                     Not Applicable

Extension of Maturity:                  Not Applicable

Form of Note:                           [  X  ] Book-entry only (global)
                                        [    ] Certificated

Depository:                             The Depository Trust Company

Authorized Denominations:               $1,000 or any larger whole multiple


Lehman Brothers Holdings Inc.

By:     /s/  Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title:  Authorized Officer